EXHIBIT 99.1

Spirit Airlines Board Appoints Carl Donaway as New Board Member

Miramar, Florida (January 28, 2013) - Spirit Airlines' (NASDAQ: SAVE) board of directors today announced Carl Donaway as its newest board member.

“We are looking forward to Carl Donaway becoming an active member of our board,” said Spirit's Chairman of the Board Bill Franke. “Carl's 35-year career in transportation, investment and private-equity consulting will serve to further complement Spirit's dynamic range of board members.”

Prior to serving as president of consulting firm JSKD Advisors LLC, Donaway was a senior advisor with Cerberus Operations and Advisory Company. Donaway provided operational advice and guidance to portfolio companies engaged in business services, manufacturing, aircraft MRO and transportation.

Donaway was appointed executive chairman at DHL Holdings-USA upon the merger of DHL-USA and Airborne Express in 2003. Prior to the merger, Donaway was chairman, president and chief executive officer of Airborne, Inc., a Fortune-500 transportation and logistics company. He also served as president and chief executive officer of ABX Air, Inc., an air-express airline with over 100 aircraft in its fleet.

Donaway has been a member of various corporate and nonprofit boards, including ACE Aviation Holdings, Air Canada, ACTS, the Air Transport Association, Anchor Glass Container Corporation, and Airborne Incorporated. He also served as an adjunct instructor at the University of Washington's School of Business Administration where he taught marketing.

Donaway earned a Master's degree in Business Administration from the University of Minnesota and a Bachelor of Arts degree from California State University, Northridge. He is a member of Beta Gamma Sigma National Academic Business Honor Society.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

# # #

MEDIA NOTE: Spirit aircraft photos and video b-roll are available in the press room section of spirit.com at http://www.spirit.com/Pressrelease.aspx.

Media Contacts:

Misty Pinson	Manual Jaquez
Director, Corporate Communications	Senior Manager Commercial - Latin America
misty.pinson@spirit.com	manual.jaquez@spirit.com
954-628-4827/cell 954-918-9432	954-628-4898